Exhibit 99.1
                       PRESS RELEASE DATED AUGUST 16, 2006



United Medicorp, Announces Acquisition Of Contract Rights
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Pampa, Texas -- United Medicorp, Inc. ("UMC") (OTC Bulletin Board ticker symbol
UMCI.OB) announced today that it has completed an Asset Purchase Agreement to acquire the customer contracts of Incipient Healthcare Solutions, Inc. ("IHS") of Arlington, Texas. The services provided by IHS under the subject contracts include retrospective claims review, workers compensation claims review, and collections. UMC also acquired the rights to all prospective customer contracts which are in the IHS sales pipeline. IHS was founded in 2001, and has established customer relationships with a number of major hospitals in Texas and Oklahoma.

Based upon projections developed by UMC and IHS management, the IHS contracts currently in force are expected to produce revenues of about $600K per year, with additional revenues expected from contracts in the sales pipeline. In addition, seven employees of IHS will join UMC, including Ron Corder, President of IHS. Mr. Corder will become Vice President of Business Development for UMC.

Pete Seaman, CEO, stated "UMC management is excited over the merger with IHS. The IHS employees who will join UMC bring significant expertise that will complement the skills of UMC's existing staff. The retrospective claims review services at which IHS has excelled during the last several years will provide UMC an entree into a new service line which will help diversify our customer base and enhance the services provided by UMC".

Ron Corder, President of IHS, stated "I believe this is a wonderful opportunity for all concerned. Two companies with similar visions and excellent customer relationships are joining together to enhance our service capabilities and provide added benefits to our customers".

IHS revenues during 2003, 2004, and 2005 were $2,062,478, $1,165,929, and
$872,928, respectively. IHS filed for protection under Chapter XI of the Bankruptcy Code in July, 2004. The parties have not announced detailed terms of the transaction, which is subject to approval by the Bankruptcy Court.

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.

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